Exhibit 10.24

WYETH

RESTRICTED STOCK UNIT AWARD AGREEMENT

UNDER THE WYETH 1996 STOCK INCENTIVE PLAN

DATE OF GRANT: November 17, 2004

NUMBER OF SHARES SUBJECT

TO AWARD: 30,000

Robert Ruffolo, Jr., Ph.D.

[Address]

The Company hereby awards you restricted stock units (the “Units”) representing shares of Common Stock in the amount set forth above. The Units are subject to the terms and restrictions set forth in the Plan and this Agreement. Each Unit corresponds to one share of Common Stock. The Units shall be converted into shares of Common Stock on the terms and conditions set forth herein. Capitalized words not otherwise defined in the text of this Agreement or in Paragraph 10 shall have the same meanings as in the Plan.

By signing this Agreement (or otherwise acknowledging, as instructed, your agreement thereto), you acknowledge and agree that:

•	You have received a copy of the Plan.

•	You have read and understood the terms of the Plan and this Agreement, including the requirement that you defer receipt of the shares of Common Stock until after your Separation from Service.

•

The Company has the right, without your prior consent, to amend or modify the terms of the Plan or this Agreement to the extent that the Committee deems it necessary to avoid adverse or unintended tax consequences to you under Section 409A. Such amendments or modifications may limit or eliminate certain rights otherwise available to you under the Plan and/or this Agreement.

1. No Stockholder Rights Until Issuance of Shares. No shares of Common Stock represented by the Units will be earmarked for you or your account, and you will not have any of the rights of a stockholder with respect to such shares until such time as the shares are issued to you in accordance with the terms of this Agreement.

2. No Transfer of Units. You may not sell, transfer, assign, pledge or otherwise encumber or dispose of the Units granted hereunder.

3. Conversion to Common Stock; Contribution to Restricted Stock Trust. Unless the Units have been forfeited prior to the Conversion Date in accordance with the terms of this Agreement, as of the Conversion Date, the following shall apply: (i) the number of Units that would have been earned as of the Conversion Date shall be cancelled; (ii) in exchange for such cancelled

Units, you will have a future right to receive a number of shares of Common Stock equal to the number of Units so cancelled, subject to Paragraph 5(b); and (iii) as of the

Conversion Date, the Company shall contribute, subject to Paragraph 5(b), a number of shares of Common Stock equal to the number of Units cancelled to the Restricted Stock Trust, which shares shall be used to satisfy the Company’s payment obligations to you under your Payment Election and this Agreement, and such shares shall be issued to you as of the Payment Date(s) specified in your Payment Election or Re-Deferral Election, as the case may be, subject to Paragraph 6, 7 or 8.

4. Payment Elections and Re-deferral Elections.

(a) Payment Elections. You are eligible to make a Payment Election to receive the shares of Common Stock issuable to you under the terms of this Agreement in installments rather than in a lump sum (if your Separation from Service is by reason of your Retirement or Disability) or to delay the date of payment in accordance with the attached ANNEX A. To make such a Payment Election, you must complete an election form approved by the Committee that conforms to the terms of ANNEX A and return or otherwise submit such form to the Record Keeper as soon as possible after the date hereof, but in no event later than December 23, 2005. All Payment Elections must comply with the applicable procedures established by the Committee from time to time.

(b) Re-Deferral Elections. You may, in accordance with procedures established from time to time by the Committee, also make a Re-Deferral Election with respect to all of the shares of Common Stock earned or eligible to be earned by you under this Agreement following your Separation from Service by reason of Retirement or Disability. Any such Re-Deferral Election (i) must be in accordance with the provisions of Section 409A (as reasonably interpreted by the Committee), (ii) must be made in writing and received by the Record Keeper at least one year prior to the Payment Date previously specified in your Payment Election or established under the terms of this Agreement, and (iii) must delay receipt of payment of the amounts otherwise due to you under this Agreement for the minimum re-deferral period required by Section 409A (for example, in the case of the Payment Date for a lump sum, the minimum re-deferral period would be for at least five years following such Payment Date). Notwithstanding anything in this Agreement to the contrary, (A) you will be permitted to make a Re-Deferral Election solely to the extent that such election will not result in adverse or unintended tax consequences to you under Section 409A and (B) issuance of amounts subject to an applicable Re-Deferral Election shall not occur prior to the Payment Date(s) set forth in your Re-Deferral Election solely to the extent necessary to avoid adverse or unintended tax consequences to you under Section 409A.

5. Issuance and Delivery of Shares of Common Stock; Withholding.

(a) Method of Issuance; Time of Delivery; Stockholder Rights. As soon as practicable after a Payment Date, all shares of Common Stock, if any, earned by you under this Agreement that are to be issued to you as of such Payment Date shall be delivered either through book-entry form as a credit to an account maintained in your name or through the issuance of a stock certificate representing such shares of Common Stock free of any restrictive legend, other than as may be required by applicable securities laws. Upon such issuance, you shall be the record owner of such shares and shall be entitled to all of the rights of a stockholder of the Company, including the right to vote and the right to receive dividends.

(b) Amounts to Be Withheld. The number of shares of Common Stock that shall be issued to you as of a Payment Date(s) shall be (i) the number of such shares that would have been issued as of the Payment Date in the absence of this Paragraph 5(b) minus (ii) the number of whole shares of Common Stock necessary to satisfy (A) the minimum federal, state and local income tax withholding obligations that are imposed on the Company by applicable law in respect of the issuance of such award, (B) other tax withholding obligations (e.g., Social Security and Medicare) that may be due from time to time under applicable law (and that may be satisfied by the reduction effected hereby in the number of issuable shares) and (C) any administrative fees that may be imposed by the Company, in each case, it being understood that the value of the shares referred to in clause (ii) above shall be determined, for the purposes of satisfying the obligations set forth in this Paragraph 5(b) and determining your income related to such award, on the basis of the average of the high and low per-share prices for the Common Stock as reported on the Consolidated Transaction Reporting System on the trading day immediately preceding the designated date of issuance or as otherwise determined in Paragraph 8, or on such other reasonable basis for determining fair market value as the Committee may from time to time adopt. Shares of Common Stock may also be issued and withheld at the time Social Security, Medicare and other wage withholding taxes are due.

(c) Compliance with Section 409A. Issuance of shares of Common Stock under this Agreement shall be made in accordance with the provisions of Section 409A and, to the extent that such shares are issued in connection with your Separation from Service for any reason other than death, such issuance shall be delayed for six months and one day to the extent the Committee determines that such delay is necessary to avoid adverse or unintended tax consequences to you under Section 409A.

6. Separation from Service Other than by Reason of Retirement, Disability or Death; Forfeiture; Default Payment.

(a) Prior to Conversion Date. If you incur a Separation from Service prior to the Conversion Date for any reason other than Retirement, Disability or death, you shall forfeit all rights to all Units granted hereunder, and such Units shall, for all purposes of the Plan and this Agreement, be deemed terminated and without further force or effect as of the date of such Separation from Service.

(b) On or After Conversion Date. If you incur a Separation from Service on or after the Conversion Date for any reason other than Retirement, Disability or death, the shares that are earned under this Agreement, but have not then been issued to you, shall be issued to you in accordance with Paragraph 5 as of the Payments Date(s) specified below:

(i) No Payment/Re-Deferral Election. If you did not make a Payment Election or Re-Deferral Election, as the case may be, the shares of Common Stock shall be issued in a lump sum as of the Conversion Date.

(ii) Payment/Re-Deferral Election. If you made a Payment Election or Re-Deferral Election with respect to the shares earned under this Agreement, the shares subject to your Payment Election or Re-Deferral Election, as the case may be, that are earned but have not then been issued to you shall be issued to you, in accordance with Paragraph 5, in a lump sum as of the first day of the month immediately following the month in which your Separation from Service occurs, regardless of the Payment Date(s) specified in your Payment Election or Re-Deferral Election.

7. Separation from Service by Reason of Retirement, Disability or Death.

(a) Prior to Conversion Date. If you incur a Separation from Service prior to the Conversion Date by reason of Retirement, Disability or death, the Units granted hereunder shall be fully vested and the shares of Common Stock in settlement of such Units, if earned, shall be issued in accordance with Paragraph 5 as of the Payment Date(s) specified below:

(i) No Payment/Re-Deferral Election. If you did not make a Payment Election or Re-Deferral Election with respect to such shares, the shares of Common Stock shall be issued to you, your legal representative or other person designated by an appropriate court as entitled to take receipt thereof or your Beneficiary, as the case may be, in a lump sum as of the first day of the month immediately following the month in which your Separation from Service occurs, if it is by reason of Retirement or Disability, and as soon as practicable following your Separation from Service, if it is by reason of death, but in no event later than the Conversion Date.

(ii) Payment/Re-Deferral Election—Retirement, Disability. If you made a Payment Election or Re-Deferral Election with respect to such shares and the Separation from Service is by reason of Retirement or Disability, the shares subject to such Payment Election or Re-Deferral Election, as the case may be, shall be issued to you, your legal representative or other person designated by an appropriate court as entitled to take receipt thereof, as the case may be, as of the Payment Date(s) specified in your Payment Election or Re-Deferral Election.

(iii) Payment/Re-Deferral Election—Death. Notwithstanding anything in this Paragraph 7(a) to the contrary, if your Separation from Service is by reason of death or you die after a Separation from Service by reason of Retirement or Disability and, in either such case, you have shares of Common Stock subject to your Payment Election or Re-Deferral Election, as the case may be, that have not then been issued to you, such shares shall be issued to your Beneficiary in a lump sum as soon as practicable following the date of your death, regardless of the Payment Date(s) specified in your Payment Election or Re-Deferral Election.

(b) On or After Conversion Date. If you incur a Separation from Service on or after the Conversion Date by reason of Retirement, Disability or death, the shares of Common Stock, if earned, in respect of the Units granted hereunder shall be issued in accordance with Paragraph 5 as of the Payment Date(s) specified below:

(i) No Payment/Re-Deferral Election. If you did not make a Payment Election or Re-Deferral Election with respect to such shares, the shares of Common Stock shall be issued to you, your legal representative or other person designated by an appropriate court as entitled to take receipt thereof or your Beneficiary, as the case may be, in a lump sum as of the first day of the month immediately following the month in which your Separation from Service occurs, if it is by reason of Retirement or Disability, and as soon as practicable following your Separation from Service, if it is by reason of death.

(ii) Payment/Re-Deferral Election—Retirement, Disability. If you incur a Separation from Service on or after the Conversion Date by reason of Retirement or Disability and you have shares of Common Stock subject to a Payment Election or

Re-Deferral Election, as the case may be, that have not then been issued to you, such shares shall be issued to you, your legal representative or other person designated by an appropriate court as entitled to take receipt thereof, as the case may be, in accordance with Paragraph 5 as of the Payment Date(s) specified in your Payment Election or Re-Deferral Election.

(iii) Payment/Re-Deferral Election—Death. Notwithstanding anything in Paragraph 7(b)(ii) to the contrary, if you incur a Separation from Service on or after the Conversion Date by reason of death or you die after a Separation from Service by reason of Retirement or Disability and, in either such case, you have shares of Common Stock subject to a Payment Election or Re-Deferral Election, as the case may be, that have not then been issued to you, such shares shall be issued to your Beneficiary, in accordance with Paragraph 5, in a lump sum as soon as practicable following the date of your death, regardless of the Payment Date(s) specified in your Payment Election or Re-Deferral Election.

8. Distribution in the Event of Financial Hardship.

(a) Requirements. If you incur a Separation from Service by reason of Retirement or Disability and you have shares of Common Stock subject to a Payment Election or Re-Deferral Election, as the case may be, that have not then been issued to you, you may submit a written request for an accelerated issuance of such shares in the event you experience an Unforeseeable Financial Emergency. The Hardship Committee shall evaluate any such request as soon as practicable in accordance with Section 409A. If the Hardship Committee determines in its sole discretion that you are experiencing such an Unforeseeable Financial Emergency, the Hardship Committee shall direct the Company to issue to you, as soon as practicable following such determination, such number of shares of Common Stock held for your account in the Restricted Stock Trust, provided that the value of such shares of Common Stock does not exceed the amount needed to satisfy the Unforeseeable Financial Emergency and the tax liability reasonably anticipated as a result of such issuance of shares. In making its determination, the Hardship Committee shall take into account the extent to which such Unforeseeable Financial Emergency is, or may be, relieved through reimbursement or compensation by insurance or otherwise or by liquidation of your assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

(b) Distribution Procedures. For purposes of this Paragraph 8, the value of the shares of Common Stock shall be calculated based on the average of the high and low share prices for the Common Stock as reported on the Consolidated Transaction Reporting System on the trading day immediately preceding the date of approval by the Hardship Committee. You must provide adequate documentation to the Hardship Committee in order to be eligible for the issuance of shares to confirm the amount needed to satisfy the costs related to the Unforeseeable Financial Emergency and the taxes payable on the release of such shares. If you have elected, pursuant to Paragraph 4, to receive the shares of Common Stock subject to this Agreement in the form of installments, the number of shares issued to you due to the Unforeseeable Financial Emergency pursuant to this Paragraph 8 shall be deducted from the remaining installments to be issued to you starting with the last in time of such installments scheduled to be issued.

9. Miscellaneous. This Agreement may not be amended except in writing. Neither the existence of the Plan and this Agreement nor the award granted hereby shall create any right to continue to be employed by the Company or its subsidiaries, and your employment shall continue to be at will and terminable at will by the Company. In the event of a conflict between this Agreement and the Plan, the Plan shall govern; provided, however, that nothing in this Paragraph 9 shall be construed as requiring that any such conflict be resolved in a manner that the Company determines would be inconsistent with Section 409A or would result in adverse or unintended tax consequences to you under Section 409A. To the extent that the Committee or the Hardship Committee is authorized to make a determination under this Agreement, all such determinations shall be in the sole discretion of the Committee, the Hardship Committee or their respective delegates.

10. Definitions and Rules of Construction.

(a) Definitions. The following terms have the meanings set forth below:

“Agreement” means this Restricted Stock Unit Award Agreement under the Plan, including each annex attached hereto.

“Beneficiary” means one or more individuals or entities (including a trust or estate) designated by you to receive, in the event of your death, any shares of Common Stock earned and issuable to you pursuant to this Agreement. You may change your Beneficiary by submitting the appropriate form, as determined by the Committee, to the Record Keeper. The last such form submitted prior to your death with respect to the amounts awarded pursuant to this Agreement received by the Record Keeper shall supersede any prior such form submitted. In the event of your death, the Record Keeper shall attempt to locate your Beneficiary in the order presented on the appropriate Beneficiary designation form by taking one or more of the following actions: first, sending a letter by certified mail to the address of the Beneficiary indicated on the Beneficiary designation form, second, using the letter-forwarding service offered by the Internal Revenue Service or the Federal Social Security Administration and third, taking any other action that the Committee deems appropriate. If 90 days after the last such action taken by the Record Keeper, the Record Keeper has not located your Beneficiary, or if you have no Beneficiary (whether due to the death of your Beneficiary or your failure to properly designate your Beneficiary on the appropriate form), your Beneficiary shall be your estate for purposes of issuing the shares of Common Stock due to you under this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings, regulations and other guidance thereunder.

“Committee” means the Compensation and Benefits Committee of the Board of Directors of the Company. Any action that the Committee is required or permitted to take hereunder may be undertaken by any person to whom the Committee delegated authority to take such action, and any action by a delegate of the Committee shall, for all purposes hereof, constitute an act of the Committee.

“Common Stock” means the common stock of the Company, par value $0.33  1/3 per share.

“Company” means Wyeth, a Delaware corporation.

“Conversion Date” means the date that is the third anniversary of the Date of Grant.

“Date of Grant” means the date indicated on the first page of this Agreement.

“Disability” means a Separation from Service by reason of disability for purposes of at least one qualified retirement plan or long-term disability plan maintained by the Company in which you participate. To the extent that your Disability is not a disability within the meaning of Section 409A, any issuance of shares of Common Stock under this Agreement may be delayed for six months and one day following your Separation from Service in accordance with Paragraph 5(e).

“Exchange Act” means the Securities Exchange Act of 1934 (as amended from time to time).

“Hardship Committee” means the individual or individuals designated by the Committee to make all determinations under Paragraph 8. Any action that the Hardship Committee is required or permitted to take hereunder may be undertaken by any person to whom the Hardship Committee delegated authority to take such action, and any action by a delegate of the Hardship Committee shall, for all purposes hereof, constitute an act of the Hardship Committee.

“Payment Date” means the date as of which shares of Common Stock are issued to you in accordance with the terms of this Agreement and any applicable Payment Election and Re-Deferral Election made by you in accordance with the terms hereof; provided, however, that no Payment Date may be earlier than your Separation from Service.

“Payment Election” means your one-time irrevocable election, made in accordance with the terms of Paragraph 4(a), of one or more Payment Dates following your Separation from Service by reason of Retirement or Disability with respect to all of the shares of Common Stock earned and payable to you under this Agreement.

“Plan” means the Wyeth 1996 Stock Incentive Plan, as the same may be amended from time to time. The terms of the Plan constitute a part of this Agreement.

“Re-Deferral Election” means an election made in accordance with Section 409A to delay the payment of all shares of Common Stock issuable to you following your Separation from Service pursuant to your Payment Election or as otherwise described in Paragraph 4(b).

“Record Keeper” means the person or persons identified from time to time by the Committee to be responsible for the day-to-day administration of the Plan.

“Restricted Stock Trust” means the trust fund established under the Trust Agreement to accommodate the deferral of issuance of shares of Common Stock represented by Units (and any dividends paid thereon) as provided in Paragraph 4, which trust fund is subject to the claims of the Company’s general creditors under federal and state law in the event of insolvency of the Company as described in the Trust Agreement.

“Retirement” has the meaning set forth in the Plan; provided, however, that if you have not attained age 55 on or before the date of your Separation from Service by reason of Disability, then solely for purposes of issuance of amounts subject to your Payment Election or Re-Deferral Election (if any), as the case may be, “Retirement” shall mean the date you attain age 55, unless to do so would result in adverse or unintended tax consequences to you under Section 409A.

“Section 409A” means Section 409A of the Code.

“Separation from Service” means the termination of your employment from the Company and any corporation that is in the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company, any trade or business that is under common control with the Company (within the meaning of Section 414(c) of the Code), any affiliated service group (within the meaning of Section 414(m) of the Code) of which the Company is a part and any other entity required to be aggregated with the Company pursuant to Section 414(o) of the Code.

“Trust Agreement” means the Restricted Stock Trust Agreement, dated as of April 20, 1994, as amended.

“Unforeseeable Financial Emergency” means a severe financial hardship to you resulting from (a) a sudden and unexpected illness or accident of you, your spouse or any of your dependents (as defined in Section 152(a) of the Code), (b) a loss of your property by reason of casualty or (c) such other extraordinary and unforeseeable financial circumstances, arising as a result of events beyond your control. The definition of Unforeseeable Financial Emergency and the procedures related to payments in connection therewith shall comply with the applicable provisions of Section 409A as reasonably construed by the Hardship Committee.

(b) Rules of Construction. All references to Paragraphs refer to paragraphs in this Agreement. The titles to Paragraphs in this Agreement are for convenience of reference only and, in case of any conflict, the text of this Agreement, rather than such titles, shall control.

11. Compliance with Laws.

(a) General Rule. This Agreement shall be governed by the laws of the State of Delaware and any applicable laws of the United States. Notwithstanding anything herein to the contrary, the Company shall not be obligated to issue any Units or shares of Common Stock of the Company represented thereby pursuant to this Agreement unless and until the Company is advised by its counsel that the issuance of such shares through book-entry form by a credit to an account maintained on your behalf, or through a stock certificate, representing such shares is in compliance with all applicable laws and regulations of governmental authority. The Company shall in no event be obliged to register any securities pursuant to the Securities Act of 1933 (as amended from time to time) or to take any other action in order to cause the issuance of such shares through book-entry form by a credit to an account maintained on your behalf, or through a stock certificate, representing such shares to comply with any such law or regulation.

(b) Reservation of Rights. The Committee reserves the right, at any time, to (i) amend, modify, cancel or rescind without your consent any or all of the terms and conditions of the Plan and this Agreement or (ii) terminate the Plan, to the extent the Committee determines necessary to (A) comply with any applicable law, regulation, ruling or other regulatory guidance, including, without limitation, Section 409A, or (B) avoid adverse or unintended tax consequences to you under Section 409A.

(c) Section 16. If you are subject to Section 16 of the Exchange Act, transactions under the Plan and this Agreement are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan, this Agreement or action by the Committee involving you is deemed not to comply with an applicable condition of Rule 16b-3, such provision or action shall be deemed null and void as to you, to the extent permitted by law and deemed advisable by the Committee; provided, however, that no action shall be taken pursuant to this sentence that could result in adverse or unintended tax consequences to you under Section 409A. Moreover, in the event the Plan or this Agreement does not include a provision required by Rule 16b-3 to be stated therein, such provision (other than one relating to eligibility requirements or the price and amount of awards as applicable) shall be deemed automatically to be incorporated by reference into the Plan and/or this Agreement insofar as you are concerned, with such incorporation to be deemed effective as of the effective date of such Rule 16b-3 provision.

12. No Change of Control. Notwithstanding the provision(s) of the Plan that address a Change of Control, upon a Change of Control, (A) the date upon and after which the Units shall be converted to shares of Common Stock shall not be accelerated, and (B) the Units shall not be cashed out, in each case, unless and until the Committee determines otherwise in accordance with Section 409A.

WYETH

By:
Vice President and Treasurer

ACCEPTED AND AGREED TO:

Name (Please Print)	Social Security Number

Signature	Date of Birth

ANNEX A

TERMS AND CONDITIONS OF PAYMENT ELECTIONS

Any Payment Elections are subject to Paragraph 4 of this Agreement and the terms and conditions set forth in this ANNEX A. Capitalized terms not defined in this ANNEX A have the same meanings as in this Agreement.

1.	Your Payment Election applies to all shares of Common Stock earned and issuable under this Agreement and must be made on an election form that conforms to this ANNEX A. Your Payment Election must be submitted to the Record Keeper as soon as possible and by no later than December 23, 2005 or such shorter period as may be required by Section 409A and communicated to you by the Record Keeper.

2.	Your Payment Election will not be effective if you incur a Separation from Service other than by reason of Retirement or Disability. You may make a Re-Deferral Election in accordance with Paragraph 4(b) with respect to the shares earned and issuable to you under this Agreement, as long as (i) issuance of such shares has not commenced as of the date of such Re-Deferral Election and (ii) if, prior to such Re-Deferral Election, you incurred a Separation of Service, it was by reason of Retirement.

3.	Once your completed election form has been submitted in accordance with this Agreement and this ANNEX A, your Payment Election will be irrevocable.

4.	All Payment Elections and Re-Deferral Elections shall conform to Section 409A. Notwithstanding anything to the contrary in this ANNEX A, the Company has the right, without your prior consent, to amend or modify your Payment Elections and Re-Deferral Elections (including the time and form of payment) to the extent that the Committee deems necessary to avoid adverse or unintended tax consequences to you under Section 409A.

5.	You must elect to receive payment of all such shares of Common Stock in the form of either a lump sum or annual installments (over 3 to 15 years). The shares of Common Stock earned and issuable under this Agreement will be issued as of your Retirement or a later date selected by you that is one or more years after your Retirement and will be delivered to you as soon as practicable thereafter. You must elect a Payment Date that results in all shares earned and issuable under this Agreement being issued to you no later than the end of the calendar year in which you attain age 80. Any earned and unissued shares will be issued to you by the end of such calendar year, notwithstanding your election.

Beneficiary Designation

In the event of my death, I designate the following beneficiary (ies) to receive any shares of the Company’s Common Stock to be distributed to me or which have been deferred on my behalf to the Restricted Stock Trust under this Agreement together with any dividends thereon.

Beneficiary (ies)

Contingent Beneficiary (ies)

Signature of Executive

Dated:

Witnessed: